                                                                    EXHIBIT 12.3

                                 VIDEOTRON LTEE
            COMPUTATION OF RATIO OF EBITDA TO CASH INTEREST EXPENSE
   (DOLLARS IN MILLIONS, EXCEPT FOR RATIO OF EBITDA TO CASH INTEREST EXPENSE)

                                                                     YEAR ENDED                 SIX MONTHS
                                                                    DECEMBER 31,              ENDED JUNE 30,
                                                           ------------------------------   -------------------
                                                             2002       2003       2004       2004       2005
                                                           --------   --------   --------   --------   --------
CANADIAN GAAP
EBITDA(1)................................................   $210.4     $277.7     $341.1     $163.7     $187.5
Cash interest expense(2).................................     76.4       65.1       59.4       30.2       30.1
                                                            ------     ------     ------     ------     ------
Ratio of EBITDA to cash interest expense.................      2.8        4.3        5.7        5.4        6.2
                                                            ------     ------     ------     ------     ------

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(1) As defined and calculated in note 7 to "Selected Consolidated Financial and
    Operating Data."

(2) As defined and calculated in note 9 to "Selected Consolidated Financial and Operating Data."